UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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AGCO CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 21, 2005

      The Annual Meeting of Stockholders of AGCO Corporation will be held at the offices of the Company, 4205 River Green Parkway, Duluth, Georgia 30096, on Thursday, April 21, 2005, at 9:00 a.m., local time, for the following purposes:

1.	To elect four directors to serve for the ensuing three years or until their successors have been duly elected and qualified; and

2.	To transact any other business that may properly be brought before the meeting.

      The Board of Directors has fixed the close of business on March 11, 2005, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. A list of stockholders as of the close of business on March 11, 2005, will be available for examination by any stockholder at the annual meeting itself as well as for a period of ten days prior to the annual meeting at our offices at the above address during normal business hours.

      We urge you to mark and execute your proxy card and return it promptly in the enclosed envelope. In the event you are able to attend the meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors

STEPHEN D. LUPTON
Corporate Secretary

Atlanta, Georgia
March 28, 2005

AGCO CORPORATION

PROXY STATEMENT FOR THE
ANNUAL MEETING OF STOCKHOLDERS
April 21, 2005

INFORMATION REGARDING PROXIES

      This proxy solicitation is made by the Board of Directors of AGCO Corporation, which has its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096. By signing and returning the enclosed proxy card, you authorize the persons named on the proxy card to represent you and vote your shares.

      If you attend the meeting, you may vote by ballot. If you are not present at the meeting, your shares can be voted only when represented by a proxy. You may indicate a vote in connection with the election of directors and your shares will be voted accordingly. If you indicate a preference to abstain from voting on director elections, no vote will be recorded. You may withhold your vote from any nominee for director by writing his name in the appropriate space on the proxy card. You may cancel your proxy before balloting begins by notifying the Corporate Secretary in writing at 4205 River Green Parkway, Duluth, Georgia 30096. In addition, any proxy card signed and returned by you may be revoked at any time before it is voted by signing and duly delivering a proxy card bearing a later date or by attendance at the meeting and voting in person. If you return a signed proxy card that does not indicate your voting preferences, the persons named as proxies on the proxy card will vote your shares in favor of all of the items set forth in the attached notice.

      The enclosed form of proxy card is solicited by the Board of Directors of the Company, and the cost of solicitation of proxy cards will be borne by the Company. In order to ensure that a quorum is represented by proxies at the meeting, proxy solicitation also may be made personally or by telephone by officers or employees of the Company, without added compensation. The Company will reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners. The Company may retain an outside firm to aid in the solicitation of proxy cards, the cost of which the Company expects would not exceed $25,000.

      This proxy statement and form of proxy card are first being sent to stockholders on or about March 28, 2005. The Company’s 2004 Annual Report to its stockholders and its Annual Report on Form 10-K for 2004 also are enclosed and should be read in conjunction with the matters set forth herein.

VOTING SHARES

      Only stockholders of record as of the close of business on March 11, 2005, are entitled to notice of and to vote at the Annual Meeting. On March 11, 2005, the Company had outstanding 90,423,492 shares of Common Stock, each of which is entitled to one vote on each matter coming before the meeting. No cumulative voting rights exist, and dissenters’ rights for stockholders are not applicable to the matters being proposed.

Quorum Requirement

      A quorum of the Company’s stockholders is necessary to hold a valid meeting. The Company’s By-Laws provide that a quorum is present if a majority of the outstanding shares of Common Stock of the Company entitled to vote at the meeting are present in person or represented by proxy. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting who also will determine whether a quorum is present for the transaction of business. Abstentions and broker “non-votes” will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

Vote Necessary for the Election of Directors

      Directors are elected by a plurality of the shares of Common Stock actually voted (in person or by proxy) at the Annual Meeting. Withheld votes and abstentions have no effect. Under the New York Stock Exchange, Inc. rules, if your broker holds your shares in its name, your broker is permitted to vote your shares with respect to the election of directors even if it does not receive voting instructions from you.

Other Matters

      With respect to any other matter that may properly come before the Annual Meeting for stockholder consideration, withheld votes and abstentions will be counted in determining the minimum number of affirmative votes required for approval of any matter presented for stockholder consideration and, accordingly, will have the effect of a vote against any such matter. Broker non-votes will not be counted as votes for or against matters presented for stockholder consideration.

ELECTION OF DIRECTORS

      The Board is divided into three classes of directors, designated Class I, Class II and Class III, with each class as nearly equal in number as possible to the other two classes. The three classes serve staggered three-year terms. Stockholders annually elect directors of one of the three classes to serve for three years or until their successors have been duly elected and qualified. At the Annual Meeting, stockholders will elect four directors to serve as Class I directors. The Nominating and Corporate Governance Committee has recommended, and the Board of Directors has nominated, the four individuals named below to serve as Class I directors until the annual meeting in 2008 or until their successors have been duly elected and qualified.

      The following is a brief description of the business experience of each of the four nominees for Class I directorship:

      Herman Cain, age 59, has been a Director of the Company since December 2004. Mr. Cain has also served as the Chairman of T.H.E. New Voice, a leadership and consulting firm that he founded, since September 2004. Prior to that, he was the Chairman of The Federal Reserve Bank of Kansas City, from January 1995 to December 1996, and a Member, from January 1992 to December 1994. Mr. Cain served as the Chief Executive Officer and President of the National Restaurant Association from January 1997 to June 1999 and as Chairman and Chief Executive Officer of Godfather’s Pizza, Inc. from September 1988 to December 1996. From 1977 to 1988, Mr. Cain served in various positions with The Pillsbury Company and Burger King Corporation.

      Wolfgang Deml, age 59, has been a Director of the Company since February 1999. Since July 1991, Mr. Deml has been President and Chief Executive Officer of BayWa Corporation, a trading and services company located in Munich, Germany. Mr. Deml is also currently a member of the Supervisory Board of MAN Nutzfahrzeuge AG and the chairman of the Supervisory Board of VK Mühlen AG.

      David E. Momot, age 67, has been a Director of the Company since August 2000. Over his 30-year career with General Electric, Mr. Momot served in various manufacturing and general management positions. Most recently, from 1991 to 1997, Mr. Momot held various executive positions at General Electric including Vice President — European Operations G.E. Lighting, President and Chief Executive Officer — BG Automotive Motors, Inc. and, most recently, Vice President and General Manager — Industrial Drive Motors and Generators. Mr. Momot has served on the executive board of the Boy Scouts of America, on various Chambers of Commerce at local and state levels and on several YMCA and church boards.

      Martin Richenhagen, age 52, has been President and Chief Executive Officer since July 2004. From January 2003 to February 2004, Mr. Richenhagen was Executive Vice President of Forbo International SA, a flooring material business based in Switzerland. From 1998 to December 2002, Mr. Richenhagen was Group President of Claas KgaA mbH, a global farm equipment manufacturer and distributor. From 1995 to 1998, Mr.

Richenhagen was Senior Executive Vice President for Schindler Deutschland Holdings GmbH, a worldwide manufacturer and distributor of elevators and escalators.

      The four nominees who receive the greatest number of votes cast for the election of directors at the meeting shall become directors at the conclusion of the tabulation of votes.

The Board of Directors recommends a vote FOR the nominees set forth above.

DIRECTORS CONTINUING IN OFFICE

      The seven individuals named below are now serving as Directors of the Company with terms expiring at the annual meetings in 2006 and 2007, as indicated.

      Directors who are continuing in office as Class II Directors whose terms expire at the annual meeting in 2006 are listed below:

      P. George Benson, Ph.D, age 58, has been a Director of the Company since December 2004. Mr. Benson is currently Dean of the Terry College of Business at the University of Georgia, serving in that position since June 1998, and has been a member of the Board of Directors and Audit Committee Chair for Nutrition 21, Inc., respectively, since July 1998 and May 2002. He also has been a member of the Board of Directors of Athens First Bank and Trust (Athens, Georgia) since February 2005. Mr. Benson was a judge for the Malcom Baldridge National Quality Award from 1997 to 2000 and currently serves on the Board of Overseers for the Baldridge Award. From June 1993 to May 1998, Mr. Benson served as Dean of the Rutgers Business School at Rutgers University. Prior to that, Mr. Benson was on the faculty of the Carlson School of Management at the University of Minnesota as Director of the Operations Management Center, from January 1992 to June 1993, and as head of the Decision Sciences Area, from September 1983 to September 1998.

      Wolfgang Sauer, age 74, has been a Director of the Company since May 1997. Dr. Sauer has been a principal of WS Consult S/C Ltda., an international consulting firm based in Brazil, since November 1990. Since 1992, Dr. Sauer has been Chairman of the Board, on the board or on the administrative council of Hannover Seguros S.A., Icatu Holding, Prensas Schuler, Arteb Industries and Farmasa Laboratories. He is also honorary president of the Council of Brazil-German Chambers of Industry and Commerce. From 1973 to June 1987, Dr. Sauer served as President and Chief Executive Officer of Volkswagen do Brasil and served as President and Chief Executive Officer of the Ford-Volkswagen joint venture, Autolatina, in Argentina and Brazil from June 1987 to November 1990. In 1998, Dr. Sauer was designated Ambassador Extraordinary and Plenipotentiary of the Sovereign Military Order of Malta for Brazil. Since 2002, he has been a member of the Advisory Council of the United Nations Global Compact Program.

      Hendrikus Visser, age 60, has been a Director of the Company since April 2000. Mr. Visser is Chairman of Bever Holding N.V. and Royal Huisman Shipyards N.V., and serves on the boards of Best Agrifund N.V., Friesland Bank N.V. Foundation OPG N.V. and is Chairman of the alumni of the economics faculty at Free University. He was the Chief Financial Officer of NUON N.V. and has served on the boards of major international corporations and institutions including Rabobank Nederland, the Amsterdam Stock Exchange, Amsterdam Institute of Finance and International Farm Management Association.

      Directors who are continuing in office as Class III Directors whose terms expire at the annual meeting in 2007 are listed below:

      W. Wayne Booker, age 70, has been a Director of the Company since October 2000. Mr. Booker served as Vice Chairman of Ford Motor Company from 1996 until his retirement effective January 2002. In addition, Mr. Booker was a Vice President of Ford from 1989 until 2001. Prior to his retirement, Mr. Booker served on the boards of several international councils, including the US-China Business Council, the National Committee on US-China Relations, the National Center for APEC and the US-Thailand Business Council. Mr. Booker also serves on the Board of Koc Holding A.S.

      Gerald B. Johanneson, age 64, has been a Director of the Company since April 1995. Until his retirement in January 2003, Mr. Johanneson had been President and Chief Executive Officer of Haworth, Inc. since June 1997. He served as President and Chief Operating Officer of Haworth, Inc. from January 1994 to June 1997 and as Executive Vice President and Chief Operating Officer from March 1988 to January 1994. Mr. Johanneson currently serves on the Board of Haworth, Inc.

      Curtis E. Moll, age 65, has been a Director of the Company since April 2000. Mr. Moll has been Chairman of the Board and Chief Executive Officer of MTD Products, Inc., a global manufacturing corporation, since 1980. He joined MTD Products as a project engineer in 1963. Mr. Moll is also Chairman of the Board of Shiloh Industries and serves on the Boards of Cleveland Advanced Manufacturing Program, Inc. and the Sherwin-Williams Company.

      Robert J. Ratliff, age 73, has been Chairman of the Board of Directors since August 1993, a Director since June 1990 and was Executive Chairman of the Board between January 1999 and January 2002. Mr. Ratliff previously served as Chief Executive Officer of the Company from January 1996 until November 1996 and from August 1997 to February 1999 and President and Chief Executive Officer from June 1990 to January 1996 and from January 2002 to July 2004. Mr. Ratliff is also a director of the National Association of Manufacturers and the Association of Equipment Manufacturers. Mr. Ratliff is a member of the Board of Councilors of the Carter Center.

BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD

      During 2004, the Board of Directors held seven meetings. Each nonemployee director receives annual base retainers of $40,000 per annum for Board service and $1,000 per annum for committee meeting service and receives an additional fee of $1,500 for each Board meeting attended and $1,000 for each committee meeting attended. Committee chairmen receive an additional annual retainer of $5,000 and an additional fee of $1,500 for each committee meeting attended. Mr. Ratliff, who is the Chairman of the Board, also receives an additional $200,000 Chairman’s fee. The Company holds executive sessions of its non-management directors at each meeting of its Board of Directors. Mr. Booker presided as the Lead Director over these executive sessions through January 2005, a position that was thereafter eliminated by the Company, and received an additional annual retainer of $60,000 for his service. The Company does not currently have any consulting arrangements with any of its directors. In addition to the above fees, each non-employee director participates in the Company’s Nonemployee Director Stock Incentive Plan. Currently, each nonemployee director receives an award of 10,000 shares upon his initial election to the Board of Directors and upon each reelection. Also, each nonemployee director is reimbursed for 50% of the fees paid by the director for personal estate planning consulting by third parties. Directors who are employees of the Company are not paid any fees or additional remuneration for service as members of the Board or its committees. In addition, the Company enables its directors to participate in the Company’s medical plans.

      In accordance with the rules of the NYSE, the Board of Directors has adopted categorical standards to assist it in making determinations of its directors’ independence. The Board of Directors has determined that in order to be considered independent, a director must not:

•	be an employee of the Company or have an “immediate family member,” as that term is defined in the General Commentary to Section 303A.02(b) of the NYSE rules, who is an executive officer of the Company at any time during the preceding three years;

•	receive or have an immediate family member who receives or solely own any business that receives during any twelve-month period within the preceding three years direct compensation from the Company or any subsidiary or other affiliate in excess of $100,000, other than for director and committee fees and pension or other forms of deferred compensation for prior service to the Company or, solely in the case of an immediate family member, compensation for services to the Company as a non-executive employee;

•	be a current partner or current employee of a firm that is the internal or external auditor of the Company or any subsidiary or other affiliate or have an immediate family member that is a current partner of such a firm or that is a current employee of such a firm who participates in such firm’s audit, assurance or tax compliance (but not tax planning) practice;

•	have been or have an immediate family member who was at any time during the preceding three years a partner or employee of such an auditing firm who personally worked on an audit of the Company or any subsidiary or other affiliate within that time;

•	be employed or have an immediate family member that is employed either currently or at any time within the preceding three years as an executive officer of another company in which any present executive officers of the Company or any subsidiary or other affiliate serve or served at the same time on the other company’s compensation committee;

•	be a current employee or have an immediate family member that is a current executive officer of a company that has made payments to or received payments from the Company or any subsidiary or other affiliate for property or services in an amount which, in any of the preceding three fiscal years of such other company, exceeds (or in the current fiscal year of such other company is likely to exceed) the greater of $1 million or two percent of the other company’s consolidated gross revenues for that respective year;

•	accept any consulting, advisory or other compensatory fee from the Company or any subsidiary; and

•	be an “affiliated person,” as that term is used in Section 10A(m)(3)(B)(ii) of the Securities Exchange Act of 1934, of the Company or any of its subsidiaries.

These standards are consistent with the standards set forth in the NYSE rules and the Exchange Act.

      Based upon the foregoing standards, the Board of Directors has determined that all of its directors are independent in accordance with these standards except for Messers. Deml, Ratliff and Richenhagen.

      The Company encourages shareholder communication with the Board of Directors. Any shareholder who wishes to communicate with the Board of Directors or with any particular director, including any independent director, may send such correspondence to Stephen Lupton, Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096. Such correspondence should indicate that you are a stockholder of the Company and clearly specify that it is intended to be forwarded to the entire Board of Directors or to one or more particular directors. Mr. Lupton will forward all correspondence satisfying such criteria.

      The Board of Directors has adopted a policy that all directors on the Board of Directors are expected to attend annual meetings of the Company’s stockholders. All of the directors on the Board of Directors attended the Company’s previous annual stockholders meeting held in April 2004.

Nonemployee Director Stock Incentive Plan

      The Nonemployee Director Stock Incentive Plan provides additional opportunities for nonemployee directors to earn shares of the Company’s Common Stock if performance goals (measured solely by increases in the price of the Common Stock) are met. Pursuant to the Director Plan, each nonemployee director is awarded the right to receive shares of Common Stock, which can be earned during a three-year performance period. The Director Plan requires stock appreciation to earn awards. The awarded shares are earned in specified increments for each 15% increase in the average stock price (with the average calculated over 20 consecutive trading days) over the base price (the fair market value of the stock at the time the shares are awarded). The stock price must increase 60% in a three-year period for the full allocation to be earned. When an increment of the award is earned, the shares are issued in the form of restricted stock, which vests 12 months after the last day of the three-year performance period. In the event a director departs from the Board of Directors for any reason, all earned awards vest. If the awarded shares are not fully earned before the end of the three-year performance period or, if earlier, before the participant’s departure from the Board of Directors for any reason, any unearned awards are forfeited. The ultimate value of the restricted stock is determined by the stock price at the end of the vesting period. When the restricted shares are earned, a cash bonus payment designed to satisfy a portion of the federal and state income tax obligations is paid by the Company to each participant. In addition, the participant may elect to forfeit a portion of an earned award in order to fully satisfy the tax obligation which is payable at the time the shares and the related cash bonus are earned. The number of shares of Common Stock forfeited is equal to the value of the participant’s tax liability net of the cash bonus.

      As of March 11, 2005, there were awards totaling 27,846 shares that were earned but not vested under the Director Plan.

Committees of the Board of Directors

      The Board of Directors has delegated certain functions to the following standing committees of the Board:

      The Executive Committee is authorized, between meetings of the Board, to perform all of the functions of the Board of Directors except as limited by the General Corporation Law of the State of Delaware or by the Company’s Certificate of Incorporation or By-Laws. The Executive Committee held one meeting in 2004 and is currently comprised of Messrs. Booker, Claycamp, Johanneson, Ratliff (Chairman), Richenhagen and Sauer.

      The Audit Committee assists the Board of Directors in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function and independent registered public accounting firm. The Committee’s functions also include the review of the Company’s internal accounting and financial controls, considering other matters relating to the financial reporting process and safeguarding of the Company’s assets and producing an annual report of the Audit Committee for inclusion in the Company’s annual proxy statement. The Audit Committee has adopted a written charter to govern its operations. The Audit Committee held thirteen meetings in 2004 and is currently comprised of Messrs. Booker (Chairman), Cain, Loehnis, Moll, Momot and Visser. The Board of Directors has determined that Mr. Booker is an “audit committee financial expert,” as that term is defined under regulations of the SEC. All of the members of the Audit Committee are independent in accordance with the NYSE and SEC rules governing audit committee member independence. The report of the Audit Committee for 2004 is set forth under the caption “— Audit Committee Report.”

      The Compensation Committee is charged with executing the Board of Director’s overall responsibility for matters related to Chief Executive Officer and other executive compensation, including assisting the Board of Directors in administering the Company’s Management Incentive Compensation Plan (the “Management Incentive Plan”), 2001 Stock Option Plan, Long-Term Incentive Plan (“LTIP”) and the Director Plan and producing an annual report of the Compensation Committee on executive compensation for inclusion in the Company’s annual proxy statement. The Compensation Committee held seven meetings in 2004 and is currently comprised of Messrs. Booker, Johanneson (Chairman), Momot and Sauer. All of the members of the Compensation Committee are independent in accordance with the NYSE rules governing compensation committee member independence. The report of the Compensation Committee for 2004 is set forth under the caption “— Compensation Committee Report on Executive Compensation.”

      The Nominating and Corporate Governance Committee assists the Board of Directors in fulfilling its responsibilities to stockholders by identifying and screening individuals qualified to become directors of the Company, consistent with independence, diversity and other criteria approved by the Board of Directors, recommending candidates to the Board of Directors for all directorships and for service on the committees of the Board, developing and recommending to the Board of Directors a set of corporate governance principles and guidelines applicable to the Company, and overseeing the evaluation of the Board of Directors and the Company’s management. The Nominating and Corporate Governance Committee has adopted a written charter to govern its operations. The Nominating and Corporate Governance Committee held six meetings in 2004 and is currently comprised of Messrs. Benson, Claycamp (Chairman), Loehnis, Moll and Visser. All of the members of the Nominating and Corporate Governance Committee are independent in accordance with the NYSE and SEC rules governing nominating/corporate governance committee member independence.

      With respect to the committee’s evaluation of nominee candidates, the committee has no formal requirements or minimum standards for the individuals that are nominated. Rather, the committee considers each candidate on his or her own merits. However, in evaluating candidates, there are a number of factors that the committee generally views as relevant and is likely to consider, including:

•	career experience, particularly experience that is germane to the Company’s business, such as agricultural products and services, legal, human resources, finance and marketing experience;

•	experience in serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that the Company faces;

•	contribution to diversity of the Board of Directors;

•	integrity and reputation;

•	whether the candidate has the characteristics of an independent director;

•	academic credentials;

•	other obligations and time commitments and the ability to attend meetings in person; and

•	current membership on the Company’s board — our board values continuity (but not entrenchment).

      The committee does not assign a particular weight to these individual factors. Similarly, the committee does not expect to see all (or even more than a few) of these factors in any individual candidate. Rather, the committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing directors, will provide stockholders with a diverse and experienced Board of Directors. With respect to the identification of nominee candidates, the committee has not developed a formalized process. Instead, its members and the Company’s senior management generally recommend candidates whom they are aware of personally or by reputation. The Company historically has not utilized a recruiting firm to assist in the process but could do so in the future.

      The Nominating and Corporate Governance Committee welcomes recommendations for nominations from the Company’s stockholders and evaluates stockholder nominees in the same manner that it evaluates a candidate recommended by other means. In order to make a recommendation, the committee asks that a stockholder send the committee:

•	a resume for the candidate detailing the candidate’s work experience and academic credentials;

•	written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read the Company’s Code of Ethics and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Code or required a waiver, (4) is, or is not, “independent” as that term is defined in the committee’s charter, and (5) has no plans to change or influence the control of the Company;

•	the name of the recommending stockholder as it appears in the Company’s books, the number of shares of Common Stock that are owned by the stockholder and written confirmation that the stockholder consents to the disclosure of his or her name. (If the recommending person is not a stockholder of record, he or she should provide proof of share ownership);

•	personal and professional references for the candidate, including contact information; and

•	any other information relating to the candidate required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A of the Exchange Act.

      The foregoing information should be sent in accordance with the advance notice provisions of the Company’s By-Laws to the Nominating and Corporate Governance Committee, c/o Stephen Lupton, Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096, who will forward it to the chairperson of the committee. The advance notice provisions of the Company’s By-laws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must have given the Company notice of such proposal in written form meeting the requirements of the Company’s By-laws no later than sixty days and no earlier than ninety days prior to the anniversary date of the immediately preceding annual meeting of stockholders. The committee does not necessarily respond directly to a submitting stockholder regarding recommendations.

      The Succession Planning Committee’s function is to ensure a continued source of capable, experienced managers is present to support the Company’s future success. The Succession Planning Committee meets regularly with senior members of management in an effort to assist executive management in their plans for senior management succession, to review the backgrounds and experience of senior management, and to assist in the creation of tailored individual personal and professional development plans. The Succession Planning Committee held seven meetings in 2004 and is currently comprised of Messrs. Claycamp, Deml, Johanneson, Ratliff, Richenhagen and Sauer (Chairman).

      The Strategic Planning Committee assists the Board of Directors in fulfilling its responsibilities to oversee the strategic management of the Company, including oversight of the Company’s plans with respect to possible acquisitions, divestitures or other strategic transactions. The responsibilities of the Committee include reviewing with management the Company’s strategic planning process and the development of procedures to implement the Company’s strategic plans. The Strategic Planning Committee held two meetings in 2004 and is currently comprised of Messrs. Claycamp, Moll, Ratliff (Chairman), Richenhagen and Visser.

      During fiscal 2004, each director attended at least 75% of the aggregate number of meetings of the Board and respective committees on which he served while a member thereof.

      We provide various corporate governance and other information on the Company’s website at www.agcocorp.com. This information includes:

•	charters for the committees of the Board of Directors, which are available in the “Corporate Governance” section; and

•	the Company’s Code of Ethics, which is available in the “Ethics & Compliance” section.

In addition, should there be any waivers of the Company’s Code of Ethics, those waivers will be available in the “Ethics & Compliance” section.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During fiscal 2004, Messrs. Booker, Johanneson (Chairman), Momot and Sauer served as members of the Compensation Committee. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal 2004.

OTHER BUSINESS

      The Board of Directors does not know of any matters to be presented for action at the meeting other than the election of directors. If any other business should properly come before the meeting, the persons named in the accompanying proxy card intend to vote thereon in accordance with their best judgment.

PRINCIPAL HOLDERS OF COMMON STOCK

      The following table sets forth certain information as of March 11, 2005, regarding persons or groups known to the Company who are, or may be deemed to be, the beneficial owner of more than five percent of the Company’s Common Stock. This information is based upon SEC filings by the entity listed below, and the percentage given is based on 90,423,492 shares outstanding.

	Shares of	Percent
	Common	of
Name and Address of Beneficial Owner	Stock	Class

FMR Corp.
82 Devonshire Street
Boston, Massachusetts 02109	8,100,307	8.96%

Barclays Global Investors, NA.
45 Fremont Street
San Francisco, California 94105	5,400,131	5.97%

      The following table sets forth information regarding beneficial ownership of the Company’s Common Stock by the Company’s directors, the Chairman, President and Chief Executive Officer of the Company, and the other Named Executive Officers and all executive officers and directors as a group, all as of March 11, 2005. Unless otherwise indicated in the footnotes, each such individual has sole voting and investment power with respect to the shares set forth in the table.

		Shares That
		May be
	Shares of	Acquired
	Common	Within 60	Percent of
Name of Beneficial Owner	Stock (1)(2)	Days	Class
Robert J. Ratliff (3)	51,030		*
P. George Benson
W. Wayne Booker	4,500	5,000	*
Herman Cain
Henry J. Claycamp	13,272	5,000	*
Wolfgang Deml	4,866	4,000	*
Gerald B. Johanneson	10,000	5,000	*
Anthony D. Loehnis	9,500	4,000	*
Curtis E. Moll	4,500	10,000	*
David E. Momot	14,500	4,000	*
Wolfgang Sauer	8,940	5,000	*
Hendrikus Visser	6,520	5,000	*
Garry L. Ball	36,786		*
Andrew H. Beck	36,984	41,500	*
Stephen Lupton	64,300		*
Martin Richenhagen	3,500		*
James M. Seaver	118,464		*
All executive officers and directors as a group (23 persons)	617,806	111,500	*

* Less than one percent.

(1)	Includes the following numbers of restricted shares of the Company’s Common Stock earned under the LTIP by the following individuals: Mr. Ball — 24,525; Mr. Beck — 31,267; Mr. Lupton — 64,260; Mr. Seaver — 31,268; all executive officers as a group — 313,507. Also includes a grant to Mr. Richenhagen of 3,500 restricted shares of the Company’s Common Stock upon his appointment to President and Chief Executive Officer of the Company, and these shares vest in three equal installments commencing in three years.

(2)	Includes the following numbers of restricted shares of the Company’s Common Stock earned under the Director Plan by the following individuals: Mr. Booker — 4,500; Mr. Claycamp — 4,200; Mr. Deml — 1,686; Mr. Johanneson — 2,500; Mr. Loehnis — 2,500; Mr. Moll — 2,500; Mr. Momot — 4,500; Mr. Sauer — 4,940; Mr. Visser — 4,520; all directors as a group — 31,846.

(3)	Includes 930 shares of Common Stock owned by Mr. Ratliff’s wife and 50,000 shares of Common Stock owned by a family limited partnership of which Mr. Ratliff is a member of the general partner company, but does not control the general partner. Mr. Ratliff disclaims beneficial ownership of these shares.

EXECUTIVE COMPENSATION

      The following table sets forth, for the years ended December 31, 2004, 2003 and 2002, the cash and noncash compensation paid to or earned by our Chief Executive Officer and the four other most highly compensated executive officers of the Company during 2004 (collectively, the “Named Executive Officers”):

Summary Compensation Table

					Long-Term
					Compensation
					Awards;
				Other Annual	Restricted	All Other
Name and				Compensation	Stock Awards	Compensation
Principal Position	Year	Salary	Bonus ($) (1)	($) (2)	($) (3)	($) (4)
Robert J. Ratliff	2004	$1,000,000	$1,550,000	$216,514	$—	$349,916
President (former), Chief	2003	1,000,000	100,000	231,893	—	348,466
Executive Officer (former)	2002	1,000,000	1,030,000	2,624,309	3,248,531	369,104
and Chairman of the Board (current)

Martin Richenhagen	2004	605,766	860,188	79,465	65,660	13,021
President and Chief	2003	—	—	—	—	—
Executive Officer	2002	—	—	—	—	—

James M. Seaver	2004	334,795	478,494	8,151	—	4,259
Senior Vice President —	2003	333,960	33,396	6,134	—	6,823
General Manager, Americas	2002	313,720	323,132	866,790	768,273	6,539

Stephen D. Lupton	2004	280,729	193,454	105,730	—	5,473
Senior Vice President —	2003	266,955	61,400	142,975	—	11,600
Corporate Development and General Counsel	2002	257,156	130,892	1,492,981	1,578,944	31,946

Garry L. Ball	2004	263,594	151,566	9,758	—	5,536
Senior Vice President —	2003	253,125	53,966	8,953	—	1,704
Engineering	2002	250,000	125,950	376,215	407,136	13,051

Andrew H. Beck	2004	233,604	361,206	11,509	—	3,235
Senior Vice President —	2003	197,718	19,772	8,355	—	1,051
Chief Financial Officer	2002	183,219	190,913	600,070	868,892	1,812

(1)	Bonus includes payments of bonuses earned under the Management Incentive Plan, which are made in the subsequent fiscal year. Prior to 2002, Mr. Ratliff did not participate in the Management Incentive Plan. During 2002, the Compensation Committee approved Mr. Ratliff’s participation in the Management Incentive Plan. Mr. Ratliff participated in the Management Inventive Plan through July 2004. His bonus for 2004 reflects this participation plus an additional $500,000 bonus awarded for the successful transition of his responsibilities as Chief Executive Officer to Mr. Richenhagen. Messers. Beck, Lupton, Ratliff and Seaver also received bonuses related to the successful completion of the Valtra acquisition during 2004.

(2)	Other Annual Compensation includes cash payments made pursuant to the terms of the LTIP designed to satisfy a portion of the federal and state income tax obligations arising from the vesting of restricted stock awards (“LTIP Cash Payments”). LTIP Cash Payments for the past three years were as follows: Mr. Ratliff $2,599,409 in 2002; Mr. Seaver — $862,782 in 2002; Mr. Lupton — $1,380,596 in 2002; Mr. Ball — $367,624 in 2002; and Mr. Beck — $593,093 in 2002. Other Annual Compensation also includes 3% of the executive’s salary that exceeds the maximum compensation limits under the Company’s 401(k) savings plan. In addition, the amounts in this column for Mr. Lupton include the following amounts, which reflect payments made by the Company pursuant to Mr. Lupton’s expatriate package: $95,016 in 2004, $134,616 for 2003 and $103,691 for 2002. For 2004, Other Annual Compensation for Mr. Richenhagen includes approximately $79,183 for certain relocation costs. For 2004 and 2003, the Other Annual Compensation amount includes $184,439 and $202,116, respectively, for Mr. Ratliff’s personal use of the Company’s airplanes, which is calculated based on the Company’s estimated incremental costs per hour of plane usage.

For 2002, the amount reported, $17,295, was calculated in accordance with the IRS regulations and agree to the amounts reported in Mr. Ratliff’s compensation for tax purposes.

(3)	Restricted Stock Awards represents restricted shares of Common Stock of the Company pursuant to the LTIP. At March 11, 2005, the number and value of the aggregate shares of restricted Common Stock beneficially held by each of the participants named above pursuant to the LTIP were as follows: Mr. Seaver, 31,268 shares with a value of $619,732; Mr. Lupton, 64,260 shares with a value of $1,273,633; Mr. Ball, 24,525 shares with a value of $486,086; and Mr. Beck, 31,267 shares with a value of $619,712. Awards earned under the LTIP by Mr. Ratliff have no restrictions. Mr. Richenhagen also received 3,500 restricted shares of the Company’s Common Stock upon his appointment to President and Chief Executive Officer of the Company, which shares vest in three equal installments commencing in three years.

(4)	All Other Compensation includes the following: (i) the value of the benefit to the executive officer for life insurance policies funded by the Company as follows: Mr. Seaver — $2,147 in 2004, $2,023 in 2003 and $1,739 in 2002; Mr. Lupton — $5,473 in 2004, $11,600 in 2003 and $31,946 in 2002; Mr. Ball — $3,863 in 2004, $1,704 in 2003 and $13,051 in 2002; and Mr. Beck — $1,165 in 2004, $1,051 in 2003 and $1,812 in 2002, (ii) contributions to the Company’s 401(k) Savings Plan for Messrs. Ratliff, Richenhagen, Seaver, Ball and Beck in the amount of $6,150 for 2004, $6,000 for 2003 and $6,000 for 2002, and (iii) Mr. Ratliff — $343,666 in each of 2004 and 2003 and $364,304 in 2002 relating to reimbursement of interest and the related tax liability associated with a loan outstanding which was used to purchase life insurance policies.

Stock Options

      The Company did not grant any stock options pursuant to the Company’s 2001 Stock Option Plan during the fiscal year ended December 31, 2004, to any of the Named Executive Officers.

Option Exercises and Fiscal Year-End Values

      The following table sets forth information with respect to options exercised during the last fiscal year and the unexercised options held as of the end of the fiscal year under the Company’s Option Plan for the Named Executive Officers.

Aggregated Option Exercises in Fiscal Year 2004 and Fiscal Year-End Option Values

Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at		In-the-Money Options at
	Acquired on	Value	December 31, 2004 (#)		December 31, 2004 ($) (1)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Robert J. Ratliff	—	$ —	—	—	$ —	$ —
Martin Richenhagen	—	—	—	—	—	—
James M. Seaver	—	—	—	—	—	—
Stephen D. Lupton	—	—	—	—	—	—
Garry L. Ball	—	—	—	—	—	—
Andrew H. Beck	—	—	41,500	—	108,900	—

(1)	Based on the market price of the Company’s Common Stock on December 31, 2004 ($20.14), less the exercise price of “in-the-money” options.

Long-Term Incentive Plan

      The Company’s LTIP provides for restricted stock awards to executives based on increases in the price of the Company’s common stock. The awarded shares may be earned over a five-year performance period in specified increments for each 20% increase in the average market value of the Company’s common stock over the established initial base price. For all restricted stock awards prior to 2000, earned shares are issued to the participant in the form of restricted stock which generally carries a five-year vesting period with one-third of each earned award vesting at the end of the third, fourth and fifth year after each award is earned. In 2000, the LTIP was amended to replace the vesting schedule with a non-transferability period for all future grants. Accordingly, for restricted stock awards in 2000 and all future awards, earned shares are subject to a non-transferability period, which expires over a five-year period with the transfer restrictions lapsing in one-third increments at the end of the third, fourth and fifth year after each award is earned. During the non-transferability period, participants will be restricted from selling, assigning, transferring, pledging or otherwise disposing of any earned shares, but earned shares are not subject to forfeiture. In the event a participant terminates employment with the Company, the non-transferability period is extended by two years. When the earned shares have vested and are no longer subject to forfeiture, the Company is obligated to pay a cash bonus equal to 40% of the value of the shares on the date the shares are earned in order to satisfy a portion of the estimated income tax liability to be incurred by the participant. In addition, a participant may elect to forfeit a portion of an earned award in order to fully satisfy federal, state and employment taxes which are payable at the time the shares and the related cash bonus are earned. The number of shares of common stock equal to the value of the participant’s tax liability, net of the cash bonus, are thereby forfeited in lieu of an additional cash payment contributed to the participant’s tax withholding. In the event of a change of control (as defined in the LTIP), all restrictions on earned shares lapse immediately.

      The following table sets forth certain information about unearned LTIP awards outstanding to the Named Executive Officers:

	Unearned
	LTIP	Initial
	Award	Base
	(Shares)	Price
Mr. Ratliff	100,000	$23.75
Mr. Richenhagen	100,000	$18.96
Mr. Seaver	40,000	$23.75
Mr. Lupton	40,000	$23.75
Mr. Ball	40,000	$23.75
Mr. Beck	40,000	$23.75

      The awarded shares may be earned over a five-year performance period in specified increments for each 20% increase in the average market value of the Company’s stock over the established initial base price, with the total award earned in the event the stock price increases 100% over the base price. In November 2004, the Company amended the LTIP to permit Mr. Ratliff, and, at the Compensation Committee’s election, other retiring members of management who serve as directors, to extend the performance period for his unearned LTIP shares through the period he remains as a director of the Company.

Securities Authorized for Issuance Under Equity Compensation Plans

      AGCO maintains the LTIP, the Director Plan and the 2001 Stock Option Plan (collectively, the “Plans”), pursuant to which we may grant equity awards to eligible persons. The following table gives information about equity awards under our Plans.

	(a)	(b)	(c)
			Number of securities remaining
	Number of Securities to be	Weighted-average	available for future issuance
	issued upon exercise of	exercise price of	under equity compensation plans
	outstanding awards under	outstanding awards	(excluding securities reflected in
Plan Category	the Plans	under the Plans	column (a))
Equity compensation plans approved by security holders	2,414,338 *	$26.26	2,903,111
Equity compensation plans not approved by security holders	3,500	18.76	—

Total	2,417,838 *	$26.25	2,903,111

* Includes amounts related to awards that are only issuable upon a minimum 20-day average stock value being attained.

Employment Contracts

      The Company currently has employment contracts with Messrs. Richenhagen, Lupton, Seaver, Ball and Beck. The employment contracts provide for current base salaries at the following rates per annum: Mr. Richenhagen — $750,000, Mr. Lupton — $350,000; Mr. Seaver — $343,979; Mr. Ball — $275,625; and Mr. Beck — $250,000. Additional details about Mr. Richenhagen’s contract are discussed in the section entitled “Compensation of the Chairman of the Board, President and Chief Executive Officer” under the heading “Compensation Committee Report on Executive Compensation.” Messrs. Lupton, Seaver, Ball and Beck’s employment contracts continue in effect until terminated in accordance with the terms of the contract.

      In addition to the specified base salary, the employment contracts provide that each officer shall be entitled to participate in or receive benefits under the Management Incentive Plan. See “Compensation Committee Report on Executive Compensation.” The contracts further provide that each officer will be entitled to participate in stock incentive plans, employee benefit plans, life insurance arrangements and any arrangement generally available to senior executive officers of the Company, including certain fringe benefits. The employment contracts discussed above provide for the payment of certain benefits in the event of a change of control (as defined therein) of the Company.

      THE FOLLOWING REPORTS OF THE AUDIT COMMITTEE AND THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE INCORPORATED BY REFERENCE IN ANY PREVIOUS OR FUTURE DOCUMENTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY EXPRESSLY INCORPORATES SAID REPORTS OR PERFORMANCE GRAPH BY REFERENCE IN ANY SUCH DOCUMENT.

AUDIT COMMITTEE REPORT

To the Board of Directors:

      The Audit Committee consists of the following members of the Board of Directors: W. Wayne Booker (Chairman), Herman Cain, Anthony D. Loehnis, Curtis E. Moll, David E. Momot and Hendrikus Visser. Each of the members is “independent” as defined by the NYSE and SEC.

      Management is responsible for the Company’s internal controls, financial reporting process and compliance with the laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and an audit of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to report its findings to the Board of Directors. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee’s members in business, financial and accounting matters.

      We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2004 and management’s assessment of the effectiveness of the Company’s internal control over financial reporting and KPMG LLP’s audit of the Company’s internal control over financial reporting as of December 31, 2004.

      We have discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

      We have received and reviewed the written disclosures and the letter from KPMG LLP required by NYSE listing standards and Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, issued by the Independence Standards Board and have discussed with the independent registered public accounting firm the auditors’ independence.

      We also have considered whether the provision of services provided by KPMG LLP, not related to the audit of the consolidated financial statements referred to above and to the reviews of the interim consolidated financial statements included in the Company’s Forms 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004, is compatible with maintaining KPMG LLP’s independence.

      Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Audit Fees

      The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual consolidated financial statements for 2004 and 2003, the audit of the Company’s internal control over financial reporting for 2004, subsidiary statutory audits and the reviews of the financial statements included in the Company’s SEC filings on Form 10-K, Form 10-Q, Form S-3 and Form 8-K and work related to acquisitions during such fiscal years, including expenses, were approximately $5,265,000 and $3,566,000, respectively. The increase in fees during 2004 was primarily the result of fees associated with the audit of the Company’s internal control over financial reporting as well as fees related to the Company’s equity and debt offerings completed during 2004.

Audit-Related Fees

      The aggregate fees billed by KPMG LLP for professional services rendered for fiscal years 2004 and 2003 for audit related fees of the Company’s employee benefit plans were approximately $86,000 and $191,000, respectively.

Tax Fees

      The aggregate fees billed by KPMG LLP for professional services rendered for tax services primarily related to customs service work and transfer pricing assistance for the Company’s international operations for fiscal years 2004 and 2003 were approximately $56,000 and $31,000, respectively.

Financial and Operational Information Systems Design and Implementation Fees

      KPMG LLP did not provide any information technology services related to financial and operational information systems design and implementation to AGCO Corporation and its subsidiaries for fiscal years 2004 and 2003.

All Other Fees of KPMG LLP

      There were no fees billed by KPMG LLP for professional services rendered other than audit related and tax fees during 2004 or 2003. The Audit Committee considers the provision of these services to be compatible with maintaining the independence of KPMG LLP. A representative of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement and will be available to respond to appropriate questions.

      All of KPMG’s fees for services, whether for audit or non-audit services, are pre-approved by the Chairman of the Audit Committee or the Audit Committee. All services performed by KPMG LLP for 2004 were approved by the Chairman of the Audit Committee or the Audit Committee. In past years, the Audit Committee has recommended the appointment of an independent registered public accounting firm for the current year to the Board of Directors, which in turn would approve such appointment prior to the annual meeting of stockholders. KPMG LLP has served as the Company’s independent registered public accounting firm since April 24, 2002.

      The foregoing report has been furnished by the Audit Committee of the Company’s Board of Directors.

W. Wayne Booker, Chairman
Herman Cain
Anthony D. Loehnis
Curtis E. Moll
David E. Momot
Hendrikus Visser

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors is composed entirely of independent directors. The Compensation Committee is responsible for developing and making recommendations to the Board with respect to the Company’s compensation plans and policies for the Company’s executive officers as well as the Board of Directors. In carrying out this responsibility, the Compensation Committee approves the design of all compensation plans applicable to executive officers and directors, reviews and approves performance goals, establishes award opportunities, approves incentive award payouts, oversees the ongoing operation of the various plans and makes recommendations to the Board regarding certain of these matters. In addition, the Compensation Committee, pursuant to authority delegated by the Board, determines on an annual basis the base salaries to be paid to the President and Chief Executive Officer and each of the other executive officers as well as directors of the Company, subject in the case of the President and Chief Executive Officer to final approval by the Board. The Compensation Committee also, in conjunction with the Board, reviews compensation policies applicable to executive officers as well as directors and considers the relationship of corporate performance to that compensation. The Compensation Committee has available to it an outside compensation consultant and access to independent compensation data.

Executive Officer Compensation Policies

      The objectives of the Company’s executive compensation program are to:

•	Support the achievement of desired Company performance.

•	Provide compensation that will attract and retain superior talent and reward performance.

•	Align the executive officers’ interests with the success of the Company by placing a portion of compensation at risk with payout being dependent upon corporate performance and appreciation in the price of the Company’s Common Stock.

      Section 162(m) of the Internal Revenue Code disallows a corporate deduction for compensation in excess of $1,000,000 per year per individual paid to the Company’s Chief Executive Officer and the other four most highly compensated officers, unless certain requirements are met. To the extent compensation is “performance-based,” as defined by the Internal Revenue Code, it is excluded from compensation subject to the $1,000,000 cap on tax deductibility. The Committee’s policy is to design and administer the Company’s executive officer compensation program to comply with Section 162(m) to the extent such compliance is practicable and in the best interests of the Company and its stockholders in order to minimize any loss of tax deductibility.

      The executive compensation program provides an overall level of compensation opportunity that is competitive with companies of comparable size and complexity. The Compensation Committee will use its discretion to set executive compensation at a level that, in its judgment, is warranted by external, internal or individual circumstances.

      The Compensation Committee endorses the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management’s and stockholders’ interests in the enhancement of stockholder value. Most of the Company’s Named Executive Officers during 2004 are relatively substantial stockholders in the Company and are thus motivated to act on behalf of all stockholders to optimize overall Company performance.

Executive Officer Compensation Program

      The Company’s Executive Officer Compensation Program is comprised of base salary, incentive compensation in the form of an annual bonus plan, the LTIP, the Supplemental Executive Retirement Plan (“SERP”) and various benefits, including medical and savings plans which are generally available to employees of the Company.

Base Salary

      Base salaries for the Company’s key executive officers are established under employment contracts. The salaries are reviewed annually and are approved by the Compensation Committee. In determining base salaries, the Compensation Committee takes into consideration individual experience and performance as well as other circumstances particular to the Company. Base salary levels for the Company’s executive officers are comparable to other companies of the same size and complexity. The Compensation Committee has periodically used information provided by independent consultants in evaluating base salary levels.

Incentive Compensation

      The compensation policy of the Company, which was developed by the Compensation Committee, is that a substantial portion of the annual compensation of each officer relates to and must be contingent upon the performance of the Company, as well as the individual contribution of each officer. As a result, much of an executive officer’s compensation is subject directly to annual bonus compensation measured against established corporate and individual performance goals. Under the Management Incentive Plan, bonuses are paid based on the executive officer’s performance and the performance of the entire Company. The purpose of the Management Incentive Plan is to provide a direct financial incentive in the form of an annual cash bonus for the achievement of corporate and personal objectives. Incentive compensation bonus opportunities are expressed as a percentage of the executive officer’s base salary. The corporate objectives are set at the beginning of each year. Mr. Lupton’s and Mr. Ball’s bonuses were based 60% on corporate objectives and 40% on individual objectives. Mr. Ratliff’s, Mr. Richenhagen’s, Mr. Seaver’s and Mr. Beck’s bonuses were based entirely upon corporate performance objectives. For the year ended December 31, 2004, the corporate objectives were based on targets for earnings per share, free cash flow, customer satisfaction and quality improvement.

      The incentive compensation under the Management Incentive Plan is variable and the Compensation Committee believes it is closely tied to corporate and individual performance in a manner that encourages continuing focus on maintaining profitability and building stockholder value.

      In addition, special incentive awards can be made based on extraordinary and unusual achievement as determined by the Compensation Committee. Such awards are subject to approval by the Board of Directors.

Long-Term Incentive Plan

      The LTIP is established as the primary long-term incentive vehicle for senior management. While other managers and key employees are eligible to receive stock option grants, participants in the LTIP are not eligible to receive stock options under the stock option program. The LTIP is designed to encourage officers and key employees to seek ways to improve efficiencies, spend capital wisely, reduce debt and generate cash, all of which should combine to cause stock price appreciation.

      The LTIP provides opportunities for participants to earn shares of the Company’s Common Stock if performance goals (measured solely by the increase in the price of the Common Stock) are met. The Company’s LTIP provides for restricted stock awards to executives based on increases in the price of the Company’s common stock. The awarded shares may be earned over a five-year performance period in five equal increments for each 20% increase in the average market value of the Company’s common stock over the established initial base price. For all restricted stock awards prior to 2000, earned shares are issued to the participant in the form of restricted stock which generally carries a five-year vesting period with one-third of each earned award vesting at the end of the third, fourth and fifth year after each award is earned. In 2000, the LTIP was amended to replace the vesting schedule with a non-transferability period for all future grants. Accordingly, for restricted stock awards in 2000 and all future awards, earned shares are subject to a non-transferability period, which expires over a five-year period with the transfer restrictions lapsing in one-third increments at the end of the third, fourth and fifth year after each award is earned. During the non-transferability period, participants will be restricted from selling, assigning, transferring, pledging or otherwise disposing of any earned shares, but earned shares are not subject to forfeiture. In the event a participant terminates employment with the Company, the non-transferability period is extended by two years. When the earned shares have vested and are no longer subject to forfeiture, the Company is obligated to pay a cash bonus equal to 40% of the value of the shares on the date the shares are earned in order to satisfy a portion of the estimated income tax liability to be incurred by the participant. In addition, a participant may elect to forfeit a portion of an earned award in order to fully satisfy federal, state and employment taxes which are payable at the time the shares and the related cash bonus are earned. The number of shares of common stock equal to the value of the participant’s tax liability, net of the cash bonus, are thereby forfeited in lieu of an additional cash payment contributed to the participant’s tax withholding. In the event of a change of control (as defined in the LTIP), all restrictions on earned shares lapse immediately.

Stock Option Program

      The Company maintains the 2001 Stock Option Plan as a long-term incentive for key employees who do not participate in the LTIP. The objective of the plan is similar to those of the LTIP in aligning executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return and enabling executives to develop and maintain a significant, long-term stock ownership position in the Company’s Common Stock.

      The 2001 Stock Option Plan authorizes the Compensation Committee to award stock options to key employees based on outstanding performance and achievement. Options granted under the plan have an exercise price equal to 100% of the fair market value of the Company’s Common Stock on the date of grant and expire not later than ten years from the date of grant. Each recipient of such options is entitled to immediately exercise up to 20% of the options issued to such person and an additional 20% of such options vest in each subsequent year over each of the next four years. Awards are made at levels believed to be competitive with companies of comparable size and complexity.

Supplemental Executive Retirement Plan

      The SERP provides Company executives with retirement income for a period of ten years based on a percentage of their final base salary, reduced by the executive’s social security benefits and 401(k) employer matching contributions account. The benefit paid to the executive is equal to 3% of the final base salary times credited years of service, with a maximum benefit of 60% of the final base salary. Benefits under the SERP vest at age 65 or, at the discretion of the Board of Directors, at age 62 reduced by a factor to recognize early commencement of the benefit payments. The estimated annual benefit under the SERP for Mr. Ratliff upon retirement is $381,021. The estimated annual benefits for Messrs. Richenhagen, Seaver, Lupton, Ball and Beck at age 65 are $487,414, $226,163, $51,879, $97,736 and $346,261, respectively.

Other Benefits

      The Company provides to executive officers medical benefits and retiree benefits in the form of contributions to a company sponsored 401(k) savings plan equal to 3% of base salary up to a base salary of $205,000, which is the maximum amount allowable under the IRS regulations. These benefits are comparable to those generally available to company employees. The Company also funds life insurance policies on behalf of its executive officers. The amount funded under the policies and the amount of insurance provided to the executive is commensurate with the executive’s salary and level of responsibility.

Compensation of the Chairman of the Board, President and Chief Executive Officer

      In July 2004, the Board of Directors appointed Mr. Richenhagen as President and Chief Executive Officer to replace Mr. Ratliff. Mr. Richenhagen receives a base salary of $750,000 per year and a bonus of between 0% and 150% of base salary dependent upon achievement of corporate goals. Mr. Richenhagen received 3,500 restricted shares of the Company’s Common Stock upon his appointment to President and Chief Executive Officer of the Company, which shares vest in three equal installments commencing in three years, and an award of 100,000 shares of the Company’s Common Stock under the LTIP. In concluding that this level of compensation was appropriate, the Board considered the size and complexity of the Company, compensation of chief executive officers at similar companies and Mr. Richenhagen’s experience and qualifications.

      Through 2004, Mr. Ratliff served as Chairman of the Board under his 1995 employment contract, which has been extended subject to termination by either Mr. Ratliff or the Company. In addition, Mr. Ratliff served as

President and Chief Executive Officer of the Company until his retirement from those positions in July 2004. Mr. Ratliff continued to serve as Executive Chairman of the Board of Directors until January 2002. Mr. Ratliff’s compensation is principally comprised of a base salary, incentive compensation bonus and restricted stock awards which are tied to stock performance. Mr. Ratliff’s total compensation was evaluated in comparison to a peer group of companies of similar size, complexity and performance.

      The employment contract provided Mr. Ratliff with a base salary of $1,000,000 per annum. The base salary reflected recognition of the Company’s past performance and growth. Under Mr. Ratliff’s leadership, the Company grew substantially and established itself as one of the largest manufacturers and distributors of agricultural equipment in the world.

      Mr. Ratliff participated in the Management Inventive Plan through July 2004. His bonus for 2004 reflects this participation plus an additional $500,000 bonus awarded for the successful transition of his responsibilities as Chief Executive Officer of the Company to Mr. Richenhagen. Mr. Ratliff also received a $350,000 bonus related to the successful completion of the Valtra acquisition during 2004.

      In December 2002, Mr. Ratliff was granted 100,000 contingent shares at a base price of $23.75 per share, which could be earned under the LTIP during a five-year performance period. In November 2004, the Company amended the LTIP to permit Mr. Ratliff, and, at the Compensation Committee’s election, other retiring members of management who serve as directors, to extend the performance period for his unearned LTIP shares through the period he remains as a director of the Company. For the grant to be fully earned by Mr. Ratliff, the stock price must reach an average of $47.50 per share for a 20-day period. As of March 12, 2005, Mr. Ratliff had not earned any shares under the December 2002 grant. Under the terms of Mr. Ratliff’s employment contract, all shares earned by Mr. Ratliff pursuant to the LTIP carry no restrictions.

      The Compensation Committee believes that the executive officers compensation program is suited to retaining and rewarding executives who contribute to the success of the Company in achieving its business objectives and increasing stockholder value. The Compensation Committee further believes that the program strikes an appropriate balance among the interests and needs of the Company, its stockholders and its executives.

      The foregoing report has been furnished by the Compensation Committee of the Company’s Board of Directors.

Gerald B. Johanneson, Chairman
W. Wayne Booker
David E. Momot
Wolfgang Sauer

PERFORMANCE GRAPH

      The graph shown below is a line graph presentation of the Company’s cumulative stockholder returns on an indexed basis as compared to the S&P Mid-Cap 400 Index and a self-constructed peer group of the companies listed in footnote 1 to the performance graph (“Peer Group”). Returns for AGCO Corporation in the graph are not necessarily indicative of future performance.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG AGCO CORPORATION,
S&P MIDCAP INDEX AND PEER GROUP INDEX

ASSUMES $100 INVESTED ON JAN. 1, 2000
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2004

	12/99	12/00	12/01	12/02	12/03	12/04
AGCO Corporation	$100.00	$90.56	$117.96	$165.20	$150.55	$163.63
Peer Group(1)	100.00	94.78	102.74	99.81	164.19	206.03
S&P Mid-Cap Index	100.00	117.51	116.79	99.84	135.41	157.73

(1)	Based on information for a self-constructed peer group of companies which includes the following companies: Caterpillar Inc, CNH Global NV, Cummins Inc., Deere & Company, Eaton Corporation, Ingersoll-Rand Company, Navistar International Corporation, PACCAR Inc, Parker Hannifin Corporation and Terex Corporation.

EXECUTIVE OFFICERS

      The following table sets forth information as of March 11, 2005, with respect to each person who is an executive officer of the Company.

Name	Age	Positions
Martin Richenhagen	52	President and Chief Executive Officer
Garry L. Ball	57	Senior Vice President – Engineering
Andrew H. Beck	41	Senior Vice President – Chief Financial Officer
Norman L. Boyd	61	Senior Vice President – Human Resources
David L. Caplan	57	Senior Vice President – Materials Management, Worldwide
Gary L. Collar	48	Senior Vice President and General Manager, EAME
Randall G. Hoffman	53	Senior Vice President and General Manager, Challenger Division
Frank C. Lukacs	46	Senior Vice President – Manufacturing Technologies and Quality
Stephen D. Lupton	60	Senior Vice President – Corporate Development and General Counsel
Dexter E. Schaible	55	Senior Vice President – Product Development
James M. Seaver	59	Senior Vice President – General Manager, Americas

      Martin Richenhagen has been President and Chief Executive Officer since July 2004. From January 2003 to February 2004, Mr. Richenhagen was Executive Vice President of Forbo International SA, a flooring material business based in Switzerland. From 1998 to December 2002, Mr. Richenhagen was Group President of Claas KgaA mbH, a global farm equipment manufacturer and distributor. From 1995 to 1998, Mr. Richenhagen was Senior Executive Vice President for Schindler Deutschland Holdings GmbH, a worldwide manufacturer and distributor of elevators and escalators.

      Garry L. Ball has been Senior Vice President — Engineering since June 2002. Mr. Ball was Senior Vice President — Engineering and Product Development from June 2001 to June 2002. From 2000 to 2001, Mr. Ball was Vice President of Engineering at CapacityWeb.com. From 1999 to 2000, Mr. Ball was employed as Vice President of Construction Equipment New Product Development at CNH Global N.V. Prior to that assignment, he held several key positions including Vice President of Engineering Agricultural Tractor for New Holland N.V., Europe, and Chief Engineer for Tractors at Ford New Holland.

      Andrew H. Beck has been Senior Vice President — Chief Financial Officer since June 2002. Mr. Beck was Vice President, Chief Accounting Officer from January 2002 to June 2002, Vice President and Controller from April 2000 to January 2002, Corporate Controller from January 1996 to April 2000, Assistant Treasurer from March 1995 to January 1996 and Controller, International Operations from June 1994 to March 1995.

      Norman L. Boyd has been Senior Vice President — Human Resources since June 2002. Mr. Boyd was Senior Vice President — Corporate Development for the Company from October 1998 to June 2002, Vice President of Europe/Africa/Middle East Distribution from February 1997 to September 1998, Vice President of Marketing, Americas from February 1995 to February 1997 and Manager of Dealer Operations from January 1993 to February 1995.

      David L. Caplan has been Senior Vice President — Material Management — Worldwide since October 2003. Mr. Caplan was the Senior Director of Purchasing of PACCAR Inc from January 2002 to October 2003 and was Director of Operation Support with Kenworth Truck Company from November 1997 to January 2002.

      Gary L. Collar has been Senior Vice President and General Manager, EAME since January 2004. Previously, Mr. Collar was Vice President, Worldwide Market Development for our Challenger Division from May 2002 until January 2004. Between 1994 and 2002, Mr. Collar held various senior executive positions with ZF Friedrichshaven A.G., including Vice President Business Development, North America, from 2001 until 2002, and President and Chief Executive Officer of ZF-Unisia Autoparts, Inc., from 1994 until 2001.

      Randall G. Hoffman has been Senior Vice President and General Manager, Challenger Division Worldwide since January 2004. Previously within AGCO, Mr. Hoffman held the positions of Vice President and General Manager, Worldwide Challenger Division, from June 2002 to January 2004, Vice President of Sales and Marketing,

North America, from December 2001 to June 2002, Vice President, Marketing North America, from April 2001 to November 2001, Vice President of Dealer Operations, from June 2000 to April 2001, Director, Distribution Development, North America, from April 2000 to June 2000, Manager, Distribution Development, North America, from May 1998 to April 2000, and General Marketing Manager, from January 1995 to May 1998.

      Frank C. Lukacs has been Senior Vice President — Manufacturing Technologies and Quality since October 2003. Mr. Lukacs was Senior Director of Manufacturing with Case Corporation from 1996 to October 2003, where he managed manufacturing operations in the United States, Latin America and Australia. He held various manufacturing positions with Simpson Industries from 1987 to 1996, most recently as Senior Director Manufacturing — Engine Products Group. Prior to that, he served in various manufacturing and general management positions with General Motors Corporation from 1977 to 1987, most recently as Manufacturing Supervisor and as Senior Industrial Engineer.

      Stephen D. Lupton has been Senior Vice President — Corporate Development and General Counsel since June 2002. Mr. Lupton was Senior Vice President, General Counsel for the Company from June 1999 to June 2002, Vice President of Legal Services, International from October 1995 to May 1999, and Director of Legal Services, International from June 1994 to October 1995. Mr. Lupton was Director of Legal Services of Massey Ferguson from February 1990 to June 1994.

      Dexter E. Schaible has been Senior Vice President — Product Development since June 2002. Previously, Mr. Schaible was Vice President of European Harvesting from July 2001 to June 2002, Senior Vice President of Worldwide Engineering and Development from October 1998 to July 2001, Vice President of Worldwide Product Development from February 1997 to October 1998, Vice President of Product Development from October 1995 to February 1997 and Director of Product Development from September 1993 to October 1995.

      James M. Seaver has been Senior Vice President and General Manager, Americas since January 2004. Mr. Seaver was previously Senior Vice President — Sales and Marketing from January 2002 until January 2004 and Chief Executive Officer, AGCO Finance LLC from June 1999 to January 2002. Mr. Seaver was Senior Vice President, Worldwide Sales from September 1998 to May 1999; Executive Vice President, Sales and Marketing Worldwide from February 1997 to September 1998; President, Corporate Sales and Marketing from August 1996 to February 1997; Executive Vice President, Sales and Marketing from January 1996 to August 1996; Senior Vice President, Sales and Marketing, Americas from February 1995 to January 1996; and Vice President, Sales, Americas from May 1993 to February 1995.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

      At March 11, 2005, the Company had loans to Mr. Ratliff in the amount of $4.0 million bearing interest at 5.46% related to an executive life insurance program. The loan proceeds were used to purchase life insurance policies owned by Mr. Ratliff. The Company maintains a collateral assignment in the policies. In lieu of making the interest payments under the notes, the loan interest is included as compensation. In addition, the Company has agreed to reimburse Mr. Ratliff for his annual tax liability associated with this additional compensation.

      In addition, Mr. Ratliff’s step-son-in-law, Randall G. Hoffman, is the Company’s Senior Vice President and General Manager, Challenger Division. Mr. Hoffman’s combined annual salary and bonus during 2004 was $333,515. Mr. Ratliff also has a step-son and a son-in-law who work for the Company, with combined annual salaries and bonuses of $87,859 and $186,907, respectively, during 2004.

      During 2004 and 2003, the Company had net sales of $186.5 million and $116.1 million, respectively, to BayWa Corporation in the ordinary course of business. Mr. Deml, a director of the Company, is President and Chief Executive Officer of BayWa Corporation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such persons are required by the Commission to furnish the Company with copies of all Section 16(a) forms that are filed except as noted below.

      To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, for the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than ten-percent beneficial owners were properly filed.

      Robert J. Ratliff and Randall G. Hoffman each had one late report for a single Section 16(a) reporting transaction.

ANNUAL REPORT TO STOCKHOLDERS

      The Company’s Summary Annual Report to Stockholders and Annual Report on Form 10-K for the 2004 fiscal year, including financial statements and schedule thereto but excluding other exhibits, is being furnished with this proxy statement to stockholders of record as of March 11, 2005.

ANNUAL REPORT ON FORM 10-K

      The Company will provide without charge a copy of its Annual Report filed on Form 10-K for the 2004 fiscal year, including the financial statements and schedule thereto, on the written request of the beneficial owner of any shares of its Common Stock on March 11, 2005. The written request should be directed to: Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      A representative of KPMG LLP, the Company’s independent registered public accounting firm for 2004, is expected to attend the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. The representative also will be available to respond to appropriate questions from stockholders. The Board of Directors has also approved KPMG LLP as the Company’s independent registered public accounting firm for 2005.

STOCKHOLDERS’ PROPOSALS

      Any stockholder of the Company who wishes to present a proposal at the 2006 annual meeting of stockholders of the Company, and who wishes to have such proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary, no later than November 28, 2005; however, if next year’s annual meeting of stockholders is held on a date more than 30 days before or after the corresponding date of the 2005 Annual Meeting, any stockholder who wishes to have a proposal included in the Company’s proxy statement for that meeting must deliver a copy of the proposal to the Company at a reasonable time before the proxy solicitation is made. The Company reserves the right to decline to include in the Company’s proxy statement any stockholder’s proposal which does not comply with the rules of the Securities and Exchange Commission for inclusion therein.

      Any stockholder of the Company who wishes to present a proposal at the 2006 annual meeting of stockholders of the Company, but not have such proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary no later than February 11, 2006, and in accordance with the advance notice provisions of the Company’s By-Laws or the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the meeting. The advance notice provisions of the Company’s By-Laws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must have given the Company notice of such proposal in written form meeting the requirements of the Company’s By-Laws no later than sixty days and no earlier than ninety days prior to the anniversary date of the immediately preceding annual meeting of stockholders.

AGCO CORPORATION
4205 River Green Parkway
Duluth, Georgia 30096
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
For Annual Meeting of Stockholders April 21, 2005
     The undersigned hereby appoints Andrew H. Beck and Stephen D. Lupton and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of Common Stock of AGCO Corporation held of record by the undersigned on March 11, 2005 at the Annual Meeting of Stockholders of AGCO Corporation to be held at the offices of the Company, 4205 River Green Parkway, Duluth, Georgia 30096, at 9:00 a.m., local time, on Thursday, April 21, 2005, and any adjournments thereof.
     This Proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” the election of all nominees.

1.	ELECTION OF DIRECTORS

☐	FOR all nominees listed below (except as marked to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below
Nominees: Herman Cain, Wolfgang Deml, David E. Momot and Martin Richenhagen
INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the nominee’s name on the space provided below.

(Continued and to be dated and signed on reverse side)

2.	In their discretion, the proxies are authorized to vote as described in the proxy statement and upon such other business as may properly come before the meeting.

Signature

Signature, if held jointly

Dated:	, 2005
NOTE: Please sign above exactly as name appears on Stock Certificate. If stock is held in the name of two or more persons, all must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.